Exhibit 96.2

November 9, 2021

Consent of Qualified Person

Re: Form 8-K of Fortitude Gold Corporation (the “Company”)

I, BARRY D. DEVLIN, in connection with the Company’s Form 8-K, consent to:

●	the public filing by the Company and use of the technical report titled “Initial Assessment Technical Report Summary for the Golden Mile Property for GRC Nevada, Inc.” (the “Technical Report Summary”), with an effective date of September 30, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission, as and exhibit to and referenced in the Company’s Form 8-K dated November 9, 2021.
●	the use of and reference to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-X promulgated by the U.S. Securities Exchange Commission), in connection with the Form 8-K and any such Technical Report Summary; and
●	any extracts from or summary of the Technical Report Summary in the Form 8-K and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 8-K.

I am responsible for authoring, and this consent pertains to, Section 1, 2, 3, 4, 5, 10, 21, 22, 23, 24, and 25 of the Technical Report Summary. I certify that I have read the Form 8-K and that it fairly and accurately represents information in the Technical Report Summary for which it is responsible.

Barry D. Devlin, PGeo
Vice President, Exploration, Fortitude Gold Corp.